SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934





Filed by the Registrant |X|      Filed by a Party other than the Registrant  |_|

Check the appropriate box:

         |_|       Preliminary Proxy Statement
         |_|       Confidential, for Use of the Commission Only (as permitted by
                   Rule 14a-6(e)(2))
         |X|       Definitive Proxy Statement
         |_|       Definitive Additional Materials
         |_|       Soliciting  Material  Pursuant to  Section  240.14a-11(c)  or
                   Section 240.14a-12





                           RELIV' INTERNATIONAL, INC.
                (Name of Registrant as Specified In Its Charter)





Payment of Filing Fee (check the appropriate box):

|X|      No Fee Required

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO
                             BE HELD ON MAY 21, 1998


To:      Shareholders of Reliv' International, Inc.

         The annual meeting of the shareholders of Reliv' International, Inc. will be held at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, on Thursday, May 21, 1998, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

         1. To elect 10 directors to hold office during the year following the annual meeting or until their successors are elected (Item No. 1 on proxy card);

         2. To ratify the appointment of Ernst & Young L.L.P. as auditors of the Corporation for 1998 (Item No. 2 on proxy card); and

         3. To transact such other business as may properly come before the meeting.

         The close of business on April 6, 1998, has been fixed as the record date for determining the shareholders entitled to receive notice of and to vote at the annual meeting.

         BY ORDER OF THE BOARD OF DIRECTORS


April 17, 1998                                    /s/ Stephen M. Merrick
                                              -----------------------------
                                              Stephen M. Merrick, Secretary


                             YOUR VOTE IS IMPORTANT

        It is important that as many shares as possible be represented at the annual meeting. Please date, sign, and promptly return the proxy in the enclosed envelope. Your proxy may be revoked by you at any time before it has been voted.

                           RELIV' INTERNATIONAL, INC.
                      136 Chesterfield Industrial Boulevard
                          Chesterfield, Missouri 63005




                                 PROXY STATEMENT

Information Concerning the Solicitation
---------------------------------------

         This statement is furnished in connection with the solicitation of proxies to be used at the Annual Shareholders Meeting (the "Annual Meeting") of Reliv' International, Inc. (the "Company"), an Illinois corporation, to be held on May 21, 1998. The proxy materials are being mailed to shareholders of record at the close of business on April 6, 1998.

         The solicitation of proxies in the enclosed form is made on behalf of the Board of Directors of the Company.

         The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The
Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

Quorum and Voting
-----------------

         Only shareholders of record at the close of business on April 6, 1998, are entitled to vote at the Annual Meeting. On that day, there were issued and outstanding 9,652,507 shares of Common Stock. Each share has one vote. A simple majority of the outstanding shares is required to be present in person or by proxy at the meeting for there to be a quorum for purposes of proceeding with the Annual Meeting. A simple majority of the shares present in person or by proxy at the Annual Meeting, at which a quorum is present, is required to elect directors and to ratify the appointment of auditors. Abstentions and withheld votes have the effect of votes against these matters. Broker non-votes (shares held of record by a broker for which a proxy is not given) will be counted for purposes of determining shares outstanding for purposes of a quorum, but will not be counted as present for purposes of determining the vote on any matter considered at the meeting.

         A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to it are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted "FOR" the nominees for directors contained in these proxy materials and "FOR" proposal 2.

Stock Ownership by Management and Others
----------------------------------------

         The following table provides information concerning the beneficial ownership of Common Stock of the Company by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of April 6, 1998. In addition, the table provides information concerning the beneficial owners known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company as of April 6, 1998.


                                                  Amount and
                                                   Nature of
                                                  Beneficial        Percent of
  Name of Beneficial Owner                       Ownership(1)       Class(1)(2)
  ------------------------                       ------------       -----------

Robert L. and Sandra S. Montgomery(3)              2,296,618            23.09%

Carl W. Hastings(4)                                  649,914             6.65%

David G. Kreher                                      105,600             1.09%

Stephen M. Merrick                                   528,507             5.45%

Donald L. McCain                                     272,459             2.81%

Marvin W. Solomonson                                 322,425             3.34%

Thomas T. Moody                                      100,000             1.03%

Thomas W. Pinnock III                                 60,600               *

John B. Akin                                          20,880               *

Donald E. Gibbons, Jr.                                44,300               *

Frederick S. Cameron                                  11,000               *

All Directors and Executive Officers as a
Group (12 persons)                                 4,412,303            42.62%

*less than one percent


(1) In each case the beneficial owner has sole voting and investment power. The figures include the following number of shares of Common Stock for which an individual has the right to acquire beneficial ownership, within sixty (60) days from April 6, 1998, through the exercise of stock options: Mr. Montgomery, 294,700, Dr. Hastings, 127,433, Mr. Kreher, 64,900, Mr. Merrick, 53,417, Mr. McCain, 36,083, Mr.
         Solomonson, 10,000, Mr. Moody, 15,500, Mr. Pinnock, 26,500, Mr. Akin, 20,000, Mr. Gibbons, 41,000, and Mr. Cameron, 11,000.

(2) The calculation of percent of class is based upon the number of shares of Common Stock outstanding as of April 6, 1998.

                       (Footnotes continued on next page)

(3) Mr. Robert L. Montgomery is Chairman of the Board of Directors, Chief Executive Officer and President of the Company. Ms. Montgomery is a director of the Company. The Montgomerys' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.

(4) Dr. Carl W. Hastings is Executive Vice President and a Director of the Company. Dr. Hastings' mailing address is 136 Chesterfield Industrial Boulevard, Chesterfield, Missouri 63005.


Proposal One - Election of Directors
               ---------------------

         Ten directors will be elected at the Annual Meeting to serve for terms of one year expiring on the date of the Annual Meeting in 1999. Each director elected will continue in office until a successor has been elected. If a nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.

Information Concerning Nominees
-------------------------------

         The following is information concerning nominees for election as directors of the Company. Each of such persons is presently a director of the Company.

         ROBERT L. MONTGOMERY, age 56, Chairman of the Board, Chief Executive Officer, President and Treasurer of the Company. Mr. Montgomery became Chairman of the Board of Directors and Chief Executive Officer of the Company on February 15, 1985, and President on July 1, 1985. Mr. Montgomery has been a director of the Company since 1985. Mr. Montgomery is also the President and director of Reliv', Inc. and President and a director of Reliv' World Corporation, both wholly-owned subsidiaries of the Company. Mr. Montgomery was, from 1982 to July, 1985, President of Spectrum Foods, Inc., a corporation engaged in the development, manufacture and sale of specialized food products utilizing soy as a base. Mr. Montgomery, together with Carl W. Hastings, founded Spectrum Foods in 1981. From 1970 to 1980, Mr. Montgomery was the Executive Vice President of Modern Income Life Insurance Company and from 1965 to 1979 was an agent, manager and vice president of Modern American Life Insurance Company. Mr. Montgomery received a B.A. Degree in Economics from the University of Missouri in Kansas City, Missouri in 1965.

         DR. CARL W. HASTINGS, age 56, Executive Vice President, Assistant Secretary and a Director of the Company. Dr. Hastings has been employed by the Company since February, 1991, and became Executive Vice President of the Company on July 1, 1992. He has been a director of the Company since February, 1990. Dr. Hastings is also a director of Reliv', Inc. and Reliv' World Corporation. Dr. Hastings holds B.S. and M.S. Degrees and a Ph.D. Degree in Food Science from the University of Illinois. For more than the past 20 years, Dr. Hastings has been engaged in a variety of employment and consulting capacities as a food scientist. From May, 1988 to December, 1990, Dr. Hastings was employed as President of Grove Country Foods, Inc. which was a principal supplier to Reliv', Inc.

         DAVID G. KREHER, age 45, is Senior Vice President, Chief Operating Officer and Assistant Secretary of the Company. He is also the Chief Operating Officer, Secretary and a director of Reliv', Inc. and Reliv' World Corporation. Mr. Kreher was employed by the Company in August, 1991, and became Senior Vice President and Chief Operating Officer on July 1, 1992. From 1988 to August, 1991, Mr. Kreher was owner and president of Creative Options Corporation in Washington, D.C., a firm that provided specialized advertising services. From 1981 to 1988, Mr. Kreher was Chief Operating Officer of Sandven Advertising & Marketing in Kansas City, Missouri. Mr. Kreher holds a B.S. Degree in Accounting from Southwest Missouri State University. Mr. Kreher has been a director of the Company since June 1, 1994. Mr. Kreher is the brother of Sandra S. Montgomery.

         STEPHEN M. MERRICK, age 56, principal of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C., a Chicago, Illinois, law firm. Mr. Merrick has been a principal of the firm since November, 1977, and has been a practicing attorney 29 years. Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. has represented the Company and its subsidiaries since the founding of the Company. Mr. Merrick received a Juris Doctor Degree from Northwestern University School of Law in 1966. Mr. Merrick has been a director of the Company since July 20, 1989, and is also Secretary of the Company and Secretary and a director of Reliv', Inc. and Reliv' World Corporation. Mr. Merrick is also Chief Executive Officer and a director of CTI Industries Corporation (NASDAQ-CTIB).

         THOMAS W. PINNOCK III, age 47, independent distributor for Reliv', Inc. Mr. Pinnock has been an independent distributor for Reliv', Inc. since January 15, 1990. He has been a director of the Company since April 29, 1992. On May 1, 1992, Mr. Pinnock was employed by the Company and held the position of Senior Vice President - U.S. Sales until June 30, 1994, at which time he, and several other former distributors in management, resumed duties as a full time distributor as part of a corporate restructuring designed to promote sales growth. Mr. Pinnock was commissioned as a U.S. Army Officer in 1978 and commanded an armor company in the 1st Infantry Division. For a period of more than five years prior to the time be became a Reliv' distributor, Mr. Pinnock was a reporter for the Orlando Sentinal. Mr. Pinnock holds a B.A. Degree from Valencia College, Orlando, Florida and studied journalism at the University of Florida and the Defense Department School of Journalism.

         THOMAS T. MOODY, age 39, independent distributor for Reliv', Inc. Mr. Moody has been an independent distributor for Reliv', Inc. since July, 1989. Prior to that time, since July, 1985, he had been employed by the Company in a variety of capacities. Mr. Moody received a B.A. Degree from St. Mary's College in Winona, Minnesota in 1981. He has been a director of the Company since October 20, 1989.

         DONALD L. McCAIN, age 54, is the Chairman and co-owner of Robertson International Incorporated, a remanufacturer and worldwide supplier of mining equipment and supplies. Mr. McCain acquired his interest in Robertson International Incorporated in September, 1995, and as part of the transaction, Coal Age Incorporated, a mining equipment company he acquired in September of 1994, was merged into Robertson International Incorporated. Mr. McCain co-founded G&T Resources, Inc., an owner and operator of nursing homes, in 1980 and was engaged in the management of that company until he sold his interest in September, 1994. Prior to that time, Mr. McCain was employed with Archer Daniels Midland in the Food Processing Management Department for fifteen years. Mr. McCain has been a director of the Company since July 20, 1989, and is also a director of Reliv', Inc. and Reliv' World Corporation.

         JOHN B. AKIN, age 69, retired as Vice President, A.G. Edwards & Sons and Resident Manager of the Decatur, Illinois branch office in 1995. Mr. Akin had been associated with A.G. Edwards & Sons as a stock broker, manager and officer since April, 1973. Mr. Akin holds a B.A. Degree from the University of Northern Iowa, Cedar Falls, Iowa. Mr. Akin has been a director of the Company since June, 1986.

         SANDRA S. MONTGOMERY, age 52, has been a director of the Company since April 29, 1992. For more than the past five years, Mrs. Montgomery has been engaged actively in the business of the Company. Mrs. Montgomery is also a director of Reliv', Inc. Sandra S. Montgomery and Robert L. Montgomery are husband and wife.

         MARVIN W. SOLOMONSON, age 45, is the founder and owner of Solomonson Investment Services and has been engaged in the marketing of investments and insurance products through financial planning to clients since 1983. He is also a registered principal of Aragon Financial. Since 1993, Mr. Solomonson has also served as President and Chief Executive Officer for the following corporations:
Superior Family Foods, Inc. and Service Contracts, Inc. dba Dealership Services. Mr. Solomonson has been a director of the Company since June 1, 1994.


Executive Officers Other Than Nominees
--------------------------------------

         DONALD E. GIBBONS, JR., age 42, is Vice President of U.S. Sales of the Company. Mr. Gibbons was employed by the Company in June, 1991, and became Vice President of Finance. He became Vice President of Distributor Relations in 1992, and accepted the position of Vice President of U.S. Sales in June, 1994, a position he still holds. Mr. Gibbons was an Executive Correspondent for the Governor of Illinois 1974-1976. From 1978 to 1990, Mr. Gibbons was a Journeyman Electrician with I.B.E.W. Local 193. In 1981, Mr. Gibbons, with his wife Elizabeth, became an independent distributor in a network marketing company and operated that home business for 5 years. Mr. Gibbons received a B.A. Degree in Accountancy from the University of Illinois, Springfield, graduating with highest honors.

         FREDERICK S. CAMERON, age 56, is Vice President of Asia Pacific Sales for Reliv' World, a market that the Company is investigating. He was first employed by the Company in April, 1991, as the sales and marketing manager of the Company's subsidiary, Reliv' Australia, Pty. Ltd. and Reliv' New Zealand Ltd. in May, 1992. In January, 1995, he was appointed Director - International Marketing which position he held until January, 1998, when he was appointed to his current position. Prior to his joining the Company, he was an independent distributor with another network marketing company and an executive in the Australian broadcast media industry.


Committees of the Board of Directors
------------------------------------

         The Company's Board of Directors has standing Management, Compensation, Option and Audit Committees. The Company has no standing nominating committee.

         The Management Committee is composed of Mr. Montgomery, Dr. Hastings, Mr. Kreher, Mr. McCain and Mr. Merrick. The Management Committee has all of the authority of the Board of Directors during the interim periods between Board meetings, except for certain specified powers that are stated in the Company by-laws. The Management Committee met nine times during 1997.

         The Compensation Committee is composed of Mr. McCain, Mr. Merrick and Mr. Akin. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met one time during 1997.

         The Option Committee is composed of Mr. Akin and Mrs. Montgomery. The Option Committee administers the Company's Stock Option Plan. The Option Committee met one time during 1997.

         The Audit Committee is composed of Mr. McCain, Mr. Merrick and Mr. Solomonson. The Audit Committee reviews and makes recommendations to the Company about its financial reporting requirements. The Audit Committee met one time during 1997.

         The Board of Directors met seven times during 1997. Each director attended all meetings of the Board of Directors and each committee of which such director was a member except that Mr. Moody attended only 2 Board of Directors meetings.


Executive Compensation
----------------------

         The following table sets forth a summary of the compensation paid during the last three fiscal years to the Chief Executive Officer of the Company and to each of the four most highly compensated officers of the Company who were officers of the Company as at December 31, 1997, and any executive officer who left during the last fiscal year who would have been included in this group (the "Named Executives").


                           SUMMARY COMPENSATION TABLE

                                                                                   Long-Term Compensation
                                                                           ---------------------------------------
                                        Annual Compensation                         Awards              Payouts
                            ---------------------------------------------  ------------------------   ------------
                                                                 Other     Restricted                                 All Other
                                                                 Annual       Stock                      LTIP           Compen-
Name and Principal                  Salary          Bonus        Compen-     Award(s)   Options/        Payouts         sation
  Position                  Year     ($)             ($)        sation($)      ($)       SARs(#)          ($)             ($)
-----------------------------------------------------------------------------------------------------------------------------------

Robert L. Montgomery        1997   $485,000      $121,250 (1)       --          --       --              --          $12,916 (4)
Chief Executive Officer     1996   $485,000      $266,125 (1)       --          --       --              --          $ 1,303 (5)
and President               1995   $393,750         --              --          --     220,000 (2)       --          $ 5,377 (5)

Carl W. Hastings            1997   $275,000      $ 68,750 (1)       --          --       --              --          $10,060 (4)
Executive Vice President    1996   $275,000      $150,100 (1)       --          --       --              --          $ 4,662 (5)
                            1995   $210,000         --              --          --      92,400 (2)       --          $ 5,377 (5)

David G. Kreher             1997   $200,000      $ 50,000 (1)       --          --       --              --          $ 8,298 (4)
Senior Vice President       1996   $200,000      $109,900 (1)       --          --       --              --          $ 1,288 (5)
Chief Operating Officer     1995   $165,000         --              --          --      70,400 (2)       --          $ 5,377 (5)

Donald E. Gibbons, Jr.      1997   $145,000      $ 79,750           --          --      50,000 (3)       --          $ 6,876 (4)
Vice President of U.S.      1996   $125,000      $ 31,250           --          --       --              --          $ 2,600 (5)
Sales                       1995   $ 90,000      $ 13,500           --          --      11,000 (2)       --          $ 3,178 (5)

Frederick S. Cameron        1997   $100,000      $ 40,000           --          --       --              --          $ 4,000 (5)
Vice President of           1996   $ 75,000      $ 75,000           --          --       --              --          $ 2,011 (5)
Reliv' World                1995   $ 75,000      $ 40,000           --          --       5,500 (2)       --          $ 9,655 (6)

---------------------------------------------

(1)             Reflects payments under the Company's Annual Executive Incentive
                Compensation  Plan  (See   "Compensation   Committee  Report  on
                Executive Compensation - Annual Executive Incentive Plan").


                       (Footnotes continued on next page)

(2) Incentive Stock Options issued on December 4, 1995, pursuant to the Company's 1995 Stock Option Plan (See "Compensation Committee Report on Executive Compensation-Incentive Stock
                Options"). Under these options recipients are entitled to purchase Common Stock of the Company at the price of $1.25 per share ($1.375 for Montgomery). The options issued to Messrs. Montgomery, Hastings and Kreher were exercisable for one-sixth of the shares upon issuance and an additional one-sixth on each anniversary date. The options issued to Messrs. Gibbons and Cameron were exercisable upon issuance. The options expire five years from the date of grant. Due to limitations on the grant of incentive stock options a portion of Mr. Montgomery's options are non-qualified options. The shares subject to exercise and the exercise price of the options reflect an anti-dilution adjustment made as a result of the 10% stock dividend issued on February 28, 1997.

(3) Incentive Stock Options issued on December 18, 1997, pursuant to the Company's Stock Option Plan. Under these options Mr. Gibbons is entitled to purchase Common Stock of the Company at the price of $3.125 per share. The options are exercisable for 30,000 shares upon issuance and 20,000 shares on December 18, 1998. The options expire five years from the date of grant.

(4) Includes the value of cash contributions by the Company to the Reliv' International, Inc. 401(K) Plan, a defined contribution plan of $9,500 for Mr. Montgomery, $8,125 for Dr. Hastings, $7,938 for Mr. Kreher and $6,616 for Mr. Gibbons. Also includes portion of premiums paid by the Company on life insurance policies on each executive's life attributable to the death benefit which each executive's estate is entitled to. Pursuant to agreements with each executive, approximately two-thirds of the death benefit under a policy is paid to the executive's beneficiaries. The allocated portion of premium paid was $3,416 for Mr. Montgomery, $1,935 for Dr. Hastings, $360 for Mr. Kreher and $260 for Mr. Gibbons. (See "Employment Agreements.")

(5) Reflects the cash value of contributions by the Company to the Reliv' International, Inc. 401(K) Plan, a defined contribution plan.

(6) Reflects the cash value of contributions by the Company to the individual's superannuation fund, a form of retirement fund available in Australia. Figure represents U.S. dollar equivalent based on then current exchange rate.

                The Company has never granted any stock appreciation rights. During the period from January 1, 1995 to December 31, 1997, there have been no awards or payments made for long term incentive compensation and there have been no restricted stock awards to any of the Named Executives.

                The following table sets forth the options granted to the Named Executives during the fiscal year ended December 31, 1997.


                                   Option/SAR Grants in Last Fiscal Year
                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                                                                                  Annual Rates of
                                                                                                      Stock Price
                                                                                                  Appreciation for
                                                     Individual Grants                             Option Term
                                   -----------------------------------------------------       ---------------------
                                      Number
                                       of         % of Total
                                   Securities      Options/
                                   Underlying        SARs
                                    Options/      Granted to     Exercise
                                      SARs        Employees      or Base
                                     Granted       in Fiscal       Price      Expiration
Name                                   (#)            Year         ($/Sh)        Date              5% ($)      10% ($)
----                               --------       --------      --------     --------          ----------   ----------

Robert L. Montgomery                      0           0                0         --                --           --

Carl W. Hastings                          0           0                0         --                --           --

David G. Kreher                           0           0                0         --                --           --

Donald E. Gibbons, Jr.             50,000(1)         50%          $3.125      12/18/02          43,150(2)    95,400(2)

Frederick S. Cameron                      0           0                0         --                --           --

------------------

(1) Exercisable for 30,000 shares of Common Stock on December 18, 1997 and 20,000 shares of Common Stock on December 18, 1998.

(2) Value assumes price of Company's Common Stock increases each year by 5% and 10%, respectively.

         The following table provides information related to options to purchase the Company's Common Stock exercised by the named executive officers during the fiscal year ended December 31, 1997, and the number and value of such options held as of the end of such fiscal year:


Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                Number of Securities Underlying    Value of Unexercised In-
                                                   Value          Unexercised Options/SARs at      the-Money Options/SARs at
                          Shares Acquired on      Realized              Year End (#)                  Fiscal Year End ($)
Name                         Exercise (#)            ($)           Exercisable/Unexercisable       Exercisable/Unexercisable
- ----                      --------------       ---------     -------------------------------   ---------------------------
Robert L. Montgomery              0                 0                 277,200/193,600               $316,278/$249,535(1)

Carl W. Hastings                  0                 0                 116,600/81,400                $148,050/$114,450(1)

David G. Kreher                   0                 0                  90,933/63,067                $114,800/$88,200(1)

Donald E. Gibbons, Jr.            0                 0                  41,000/20,000                   $19,250/$0(1)

Frederick S. Cameron              0                 0                   5,500/0                        $9,625/$0(1)
-----------------



                       (footnote continued on next page)

                                        8



(1)      The  value  of  unexercised   in-the-money  options  is  based  on  the
         difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 1997.


Compensation Committee Report on Executive Compensation
-------------------------------------------------------

         The Compensation Committee has provided the following report on compensation of executives of the Company:

         During 1993, the Compensation Committee undertook an in-depth review of the executive compensation policies and practices of the Company. The Compensation Committee retained Ernst & Young L.L.P. to provide consulting services in the effort including (i) obtaining and reviewing executive compensation policies and levels in companies similar to the Company in terms of product line, direct marketing sales methods, sales and sales growth, (ii) consultation with the Compensation Committee members and the Company's Chief Executive Officer concerning the Company's existing executive compensation system and competitive compensation practices and (iii) participation in the evaluation of, and recommendation for, base, annual and long-term compensation and incentives.

         Based upon this review and study, and the report and recommendation of Ernst & Young L.L.P., the Compensation Committee recommended, and the Board of Directors of the Company adopted for 1994 and subsequent years, a substantially revised compensation structure and program for the senior executives of the Company.

         The philosophy of the Compensation Committee and the Board of Directors of the Company regarding executive compensation remains substantially the same as in prior years:

         o To attract and retain quality executive talent, which is regarded as critical to the short and long term success of the Company, in substantial part by offering compensation programs which provide attractive rewards for successful effort.

         o To make a substantial portion of the compensation of senior executives of the Company dependent upon the success and profitability of the Company.

The philosophy of the Compensation Committee, as reflected in the compensation program, also, is:

         o To create a mutuality of interest between executive officers of the Company and shareholders through compensation structures that share the rewards and risks of strategic decision-making and that provide for additional stock ownership by executives.

         o To assure that compensation will continue to be fully tax deductible.

         Prior to 1994, compensation to executives of the Company was characterized by (i) low base compensation, generally considerably below competitive rates of base compensation and (ii) relatively high levels of compensation measured as a percent of the profits of the Company. In general, the recommendation of the Compensation Committee in 1994, as adopted by the Board of Directors, was to change the compensation structure (i) to increase base compensation levels to reasonably competitive levels in the industry and
(ii) to provide for annual and long-term incentives, measured as a percent of base compensation, based upon performance measures which reflect the Company's business objectives and which the individual participant can directly affect. The plan also includes intended awards of stock options to executives. The emphasis on performance, success of the Company and profitability remains but limits are provided on (i) the amount of incentive compensation consistent with competitive methods and rates of compensation and (ii) the amount of fluctuation in total compensation. The Compensation Committee has recommended, and the Company has determined, to take appropriate action to comply with the provisions of Section 162(m) of the Internal Revenue Code so that executive compensation will continue to be deductible as an expense to the fullest extent allowable.

         Base Compensation. Prior to 1994, the Committee's approach to base compensation had been to offer base salaries to senior executives which had been, generally, lower than competitive rates coupled with significant incentive compensation based upon the profitability of the Company. Rates of base compensation of executives of the Company had, in general, been consistent with that policy through 1993.

         The annual base compensation of the three senior executive officers of the Company was determined to be well under competitive rates. The Committee, with the aid of Ernst & Young, compared compensation levels with executives employed by similar companies. The base compensation of the Chief Executive Officer was determined to be 61 percent below the median for such similar companies and the base compensation for the Executive Vice President and Chief Operating Officer were found to be 33 percent and 35 percent, respectively, below the median competitive rates.

         The Committee recommended that base compensation rates of the senior executives be raised to competitive levels (in conjunction with elimination of the previous profit-based incentive program). Base salaries recommended for 1994 and approved by the Board of Directors of the Company were (i) Chief Executive Officer - $375,000, (ii) Executive Vice President - $200,000, and (iii) Senior Vice President and Chief Operating Officer - $125,000. For 1995, the Compensation Committee reviewed Mr. Kreher's compensation and, based on its analysis of the marketplace and Mr. Kreher's responsibilities and performance as Chief Operating Officer, increased Mr. Kreher's base salary to $165,000. The Committee also considered and approved a 5% cost of living increase to the base salaries of Messrs. Montgomery and Hastings for 1995. Over the period 1995 through 1997, the Company experienced significant increases in sales, profits and shareholder value. In light of these results and in consideration of industry standards, the Compensation Committee recommended and the Board of Directors approved annual base compensation for Mr. Montgomery of $485,000, for Dr. Hastings of $275,000 and for Mr. Kreher of $200,000. The annual compensation of Donald E. Gibbons, Jr., Vice President of U.S. Sales was increased to $125,000. The growth in revenues of the Company during this period was primarily attributable to increases in U.S. sales.

         The Committee  has examined  market  compensation  levels and trends in
recommending   the  base  salaries  and  has  considered  that   information  in
recommending  base salary levels.  The

Committee has also considered additional factors including results of operations of the Company, shareholder returns, the decision-making responsibilities of each of the positions and the experience,work performance and team-building skills of each of the individual executives and has received information from the Chief Executive Officer in regard to these matters. The Committee intends to conduct a structured annual review of base compensation levels of each of the senior executives of the Company with input from the Chief Executive Officer. Each of the foregoing factors will be considered in relatively equal weight.

         Annual Executive Incentive Plan. In March 1994, the Compensation Committee recommended the adoption of a 1994 Annual Incentive Compensation Plan which covered the three senior executives of the Company. The 1994 Plan was adopted by the Board of Directors on April 13, 1994, to be effective for 1994 and subsequent years, and supersedes all prior incentive compensation plans. The purpose of the 1994 Plan is to provide competitive rates of incentive compensation to executive officers of the Company for accomplishing periodic financial objectives. Under the Plan, incentive compensation measured as a percentage of base compensation will be paid to participants based upon achieving specific objectives. The performance criterion for each executive will vary and include both corporate and individual results. The criterion may include profits, return on average equity, sales and expense control and may include other measures. The measures selected for each executive will reflect the Company's business objectives which the individual can directly affect.

         Target performance levels for each measure of performance are recommended by the Compensation Committee and approved by the Board of Directors. The target performance levels will be based upon historic patterns of Company performance and strategic objectives. Under the 1994 Plan, incentive compensation is limited to a percentage of each executive's base salary.

         For  1997,  the  target   performance   levels  for  annual   incentive
compensation under the Plan were determined for each of the three executives covered by the Plan on the basis of Company net income before income tax. In each case, the target levels were established in a range of four levels for income before taxes at $2,800,000, $3,600,000, $4,500,000 and $5,750,000. At
each profit level, incentive compensation was payable as a percentage of the base salary of each of the executives at the rate of 25%, 50%, 75% and 100% of annual base compensation, respectively.

         Incentive payments for Mr. Gibbons and Mr. Cameron in 1997 were based on performance levels established for these individuals at the beginning of the year. Mr. Gibbon's payments are based on U.S. sales levels and Mr. Cameron's on worldwide sales levels.

         Incentive Stock Options. As part of the executive compensation program it presented in April, 1994, the Compensation Committee recommended that a significant portion of the total compensation to executives be in the form of incentive stock options and that incentive stock options consistent with observed market practices be issued to senior executives of the Company during 1994. On December 4, 1995, options to purchase 220,000, 92,400, 70,400, 11,000 and 11,000 shares of the Company's Common Stock were granted to Messrs. Montgomery, Hastings, Kreher, Gibbons and Cameron, respectively, under the 1995 Stock Option Plan (the "1995 Plan"). On December 18, 1997, options to purchase 50,000 shares of the Company's Common Stock were granted to Mr. Gibbons. On January 9, 1998, options to purchase 75,000, 65,000 and 55,000 shares of the

Company's Common Stock were issued to Messrs. Montgomery, Hastings and Kreher, respectively. These options were issued as part of the overall compensation plan for these executives and are consistent with Ernst & Young L.L.P.'s report and recommendations.

         CEO Compensation. The base compensation of the Company's Chief Executive Officer, Robert L. Montgomery, during 1993 was $120,000. In the study of comparative compensation performed for the Compensation Committee, it was determined that this base rate of compensation was 61 percent below the median for similar companies in the comparison. Consistent with the executive compensation recommendation of the Compensation Committee in April, 1994, the base annual rate of Mr. Montgomery's compensation was increased to $375,000 for 1994, a rate consistent with the median levels in the study conducted. Mr. Montgomery's base rate was adjusted by a 5% cost of living increase in 1995 to $393,750. Based upon the Committee's review and evaluation of performance, results of operation and industry compensation levels, Mr. Montgomery's annual base compensation was increased to $485,000 for 1996 and 1997.

         As discussed above, Mr. Montgomery, along with two other covered executive officers, were eligible to receive awards in 1997, under the Company's Annual Executive Incentive Plan (See "Annual Executive Incentive Plan" above).

         The Compensation Committee has also recommended that Mr. Montgomery and other senior executives of the Company receive incentive stock options, consistent with observed market practices of similar companies, so that a significant portion of his total compensation will be based upon, and consistent with, returns to shareholders. As discussed above, Mr. Montgomery was granted incentive options to purchase up to 220,000 shares of the Company's Common Stock in late 1995 and 75,000 shares of the Company's Common Stock in early 1998. (See "Incentive Stock Options" above).



                                            Compensation Committee:
                                            Donald L. McCain, John B. Akin and
                                            Stephen M. Merrick


Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

         Stephen M. Merrick, a member of the Compensation Committee, is the Secretary of the Company. Mr. Merrick is a principal of the law firm of Fishman, Merrick, Miller, Genelly, Springer, Klimek & Anderson, P.C. which serves as general counsel to the Company and its subsidiaries. During the year ended December 31, 1997, the aggregate amount paid or incurred by the Company to this firm for services to the Company and its subsidiaries was $332,000.

Comparative Stock Price Performance Graph
-----------------------------------------

         The following graph compares, for the period January 1, 1993 to December 31, 1997, the cumulative total return (assuming reinvestment of dividends) on the Company's Common Stock with (i) the Standard & Poor's 500 Stock Index and (ii) the Standard & Poor's Foods Index. The graph assumes an investment of $100 on January 1, 1993, in each of the Company's Common Stock, the stock comprising the Standard & Poor's 500 Stock Index, and the Standard & Poor's Foods Index.


                 Comparison of Five Year Cumulative Return Among
          Reliv' International, Inc., S&P 500 Index and S&P Food Index


    Measurement Period                   Reliv'       S&P 500     S&P Food Index
    ------------------                   ------       -------     --------------

(Fiscal Year Covered)

Measurement Pt-December 31, 1992          100          100             100

FYE 12/31/93                              241.34       110.08           91.77

FYE 12/31/94                              130.45       111.53          102.58

FYE 12/31/95                              106.02       153.45          130.85

FYE 12/31/96                              313.04       188.68          155.03

FYE 12/31/97                              166.07       251.63          222.19



         The historical stock prices of the Company's Common Stock shown on the above graph is not necessarily indicative of future price performance. Persons evaluating the foregoing graph should consider that prior to March 8, 1993, there was no formal market for shares of the Company's Common Stock and that the values reflected on the graph for the stock prior to that date are based upon a limited number of repurchases by the Company of its shares and voluntary reports by shareholders to the Company of a very limited number of transactions.

         Prior to March 8, 1993, there existed no public trading market for the Company's Common Stock, and the stock values used to calculate total return on the Company's Common Stock were based on prices paid by the Company during the period for repurchases of its shares as well as stock price information obtained by polling shareholders who purchased or sold shares of Common Stock during the period. As the provision of this information by shareholders was voluntary, the Company cannot assure the completeness or accuracy of the information provided on the graph below for that period with respect to total return on its Common Stock. Shares of Common Stock purchased by the Company under certain agreements whereby the Company is obligated to redeem shares over a period of years were treated, for purpose of calculating total return during this period, as purchased on the date each installment payment was made.

         On March 8, 1993, the Company's common stock was listed on The Emerging Company Marketplace of the American Stock Exchange (AMEX) and, in July 1993, graduated to the main board of the AMEX. On September 6, 1996, the Company moved the listing of its common stock to the NASDAQ National Market Tier of the NASDAQ Stock Market. Per share value as of December 31, 1993, 1994, 1995, 1996 and 1997 is based on the Common Stock's closing price as of such date.

         The information under this heading and under the heading "Compensation Committee Report on Executive Compensation" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy
Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.


Employment Agreements
---------------------

         In June, 1997, the Company entered into an Employment Agreement with Robert L. Montgomery replacing a prior agreement. The Agreement is for a term of six years commencing on January 1, 1997, and provides for Mr. Montgomery to receive base annual compensation during the term of not less than $485,000. Mr. Montgomery is also to participate in the Annual Incentive Compensation and the Long-Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Montgomery's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Mr. Montgomery the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Mr. Montgomery also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Mr. Montgomery will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Mr. Montgomery to maintain the confidentiality of confidential information of the Company and contains a covenant of Mr. Montgomery not to compete with the Company.

         In June, 1997, the Company entered into an Employment Agreement with Dr. Hastings replacing a prior agreement. The Agreement is for a period of six years commencing on January 1, 1997, and provides for Dr. Hastings to receive base annual compensation during the term of not less than $275,000. Dr. Hastings is also to participate in the Annual Incentive Compensation and Long- Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Dr. Hastings' death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement also allows Dr. Hastings the option, upon reaching age 60, to reduce his level of service to the Company by approximately one-half with a corresponding decrease in position and compensation. Dr. Hastings also has the option upon reaching age 60 to terminate his active service, and continue in a consulting capacity. The term of the consulting period shall be 10 years and Dr. Hastings will receive approximately 20% of his prior annual compensation as a consulting fee. The Agreement includes the obligation of Dr. Hastings to maintain the confidentiality of confidential information of the Company and to assign to the Company any and all inventions made or conceived by him during the term of the Agreement and a covenant of Dr. Hastings not to compete with the Company.

         In April, 1994, the Company entered into an Employment Agreement with David G. Kreher, Senior Vice President and Chief Operating Officer, effective from January 1, 1994. The Agreement has been extended through December 31, 1998. The Agreement provides for Mr. Kreher to receive base annual compensation of not less than $125,000. Mr. Kreher is also to participate in the Annual Incentive Compensation and Long-Term Incentive Compensation Plans of the Company adopted in April, 1994, the Company's Stock Option Plan and such other compensation plans as the Company may from time to time have for executives of the Company. In the event of Mr. Kreher's death during the term of the Agreement, payments equal to his total compensation under the Agreement will be made to his heirs for a period of six months. The Agreement includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Company.

         In March, 1997, the Company entered into Split Dollar Agreements with Robert L. Montgomery, Carl W. Hastings, David G. Kreher and Donald E. Gibbons, whereby the Company pays the premiums on life insurance policies covering these executive's lives. Upon the death of an executive, the Company shall be entitled to receive the greater of (i) one-third of the insurance proceeds, (ii) the cash surrender value of the policy and (iii) the total premiums paid under the policy, with the executive receiving the balance of the insurance proceeds. On termination of the Agreement prior to an executive's death, the executive shall have the right to purchase the policy for the greater of (i) the cash surrender value of the policy and (ii) the total premiums paid under the policy. The policy amounts are $3,124,000 for Mr. Montgomery, $1,770,000 for Dr. Hastings, $750,000 for Mr. Kreher and $750,000 for Mr. Gibbons.

         In March, 1997, the Company entered into Salary Continuation Plan Agreements with David G. Kreher and Donald E. Gibbons. The Agreements provide for continuation of these executive's salaries upon termination of employment or retirement, after these executives have reached the age of 55 and have been employed by the Company for 15 years. Salary continuation payments are also made in the event the executive is terminated prior to reaching these thresholds for other than cause as defined in the Agreements. Payments are to be made for a period of 10 years and the amount of the payments are based on the executive's age at time of retirement or termination of employment.

Compensation of Directors
-------------------------

         Members of the Board of Directors who were not employees of the Company received $1,000 per attendance at meetings of the Board of Directors and committees thereof. Members of the Management Committee who were not employees of the Company also received compensation of $1,000 per month for their services and $2,500 per attendance at meetings of the Board of Directors or any committees of the Board. On any date at which a Board member attends more than one meeting of the Board or committee of the Board, the attendance fee is 150% of the basic attendance fee. No stock options were granted to members of the Board of Directors during fiscal 1997.

Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the NASDAQ Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5's were required, the Company believes that during calendar year 1997, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial owners were complied with; except that Dr. Hastings failed to timely report three transactions on Form 4 for September 1997 (which transactions were reported on Form 5 for year end) and Mr. McCain failed to timely report one transaction on Form 4 for June 1997 (which transaction was reported on Form 5 for year end).


Board of Directors Affiliations and Related Transactions
--------------------------------------------------------

         During 1997, Mr. Montgomery received advances from the Company against his anticipated incentive compensation. The highest balance of these advances was $79,250 at December 31, 1997.


Proposal Two - Selection of Auditors
               ---------------------

         The Board of Directors have selected and approved Ernst & Young L.L.P. as the principal independent auditor to audit the financial statements of the Company for 1998, subject to ratification by the shareholders. It is expected that a representative of the firm of Ernst & Young L.L.P. will be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE FOR "FOR" SUCH RATIFICATION.


Stockholder Proposals for 1999 Proxy Statement
----------------------------------------------

         Proposals by shareholders for inclusion in the Company's Proxy Statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, which is scheduled to be held on May 28, 1999, should be addressed to the Secretary, Reliv' International, Inc., 136 Chesterfield Industrial Boulevard, P.O. Box 405, Chesterfield, Missouri 63006-0405, and must be received at such address no later than January 1, 1999. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with applicable law. It is suggested that such proposal be forwarded by certified mail, return receipt requested.

Other Matters to Be Acted Upon at the Meeting
---------------------------------------------

         The management of the Company knows of no other matters to be presented at the meeting. Should any other matter requiring a vote of the shareholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.


                                           BY ORDER OF THE
                                           BOARD OF DIRECTORS

Dated:  April 17, 1998
                                                /s/ Stephen M. Merrick
                                           -----------------------------
                                           Stephen M. Merrick, Secretary

                           RELIV' INTERNATIONAL, INC.
                         Annual Meeting of Shareholders

                            May 21, 1998, 10:00 a.m.

                      Doubletree Hotel & Conference Center
                            16625 Swingley Ridge Road
                          Chesterfield, Missouri 63017
                                 (314) 532-5000









REVOCABLE PROXY
                           RELIV' INTERNATIONAL, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoint(s) Robert L. Montgomery and David G. Kreher, or either of them, with full power of substitution, as proxies of the undersigned, with all the powers that the undersigned would possess if personally present to case all votes that the undersigned would be entitled to vote at the annual meeting of shareholders of Reliv' International, Inc. (the "Company") to be held on Thursday, May 21, 1998, at the Doubletree Hotel & Conference Center, 16625 Swingly Ridge Road, Chesterfield, Missouri 63017, (314) 532- 5000 at 10:00 a.m., Central Daylight Savings Time, and at any and all adjournments and postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows on the reverse side.

This proxy will be voted at the Annual Meeting or any adjournments or postponement thereof as specified. IF NO SPECIFICATIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE AND FOR PROPOSAL 2. This proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.

                  (Continued and to be signed on reverse side)

                                ADMISSION TICKET



                                 Annual Meeting
                                       of
                           Reliv' International, Inc.

                             Thursday, May 21, 1998
                                   10:00 a.m.
                      Doubletree Hotel & Conference Center
                            16625 Swingley Ridge Road
                          Chesterfield, Missouri 63017
                                 (314) 532-5000


                                     Agenda

         * Election of Directors
         * Ratification of the appointment of independent public accountants
         * Report on the progress of the corporation


                 Please Detach and Mail in the Envelope Provided


     |X|    Please mark your
  A         votes as in this
            example.

                                          WITHHOLD
                        FOR               AUTHORITY
                    all nominees    to vote for all nominees
1.  ELECTION OF        listed           listed at right
     DIRECTORS
                        |_|            |_| Nominee:    Robert L. Montgomery
                                                       Sandra S. Montgomery
                                                       Carl W. Hastings
In the Event the undersigned wishes to withhold        David G. Kreher
authority to vote for any particular nominee or        Donald L. McCain
nominees listed above please so indicate by            Thomas T. Moody
clearly and neatly writing through or striking out     Thomas W. Pinnock, III
the name of any such nominee or nominees.              Stephen M. Merrick
                                                       John B. Akin
                                                       Marvin W. Solomonson



                                          FOR      AGAINST      ABSTAIN
2. Proposal to ratify the appointment     |_|        |_|          |_|
   of Ernst & Young as the
   Independent Public Accountants
   of the Company  for 1998.

 3. In their discretion upon such other matter as may properly come before the meeting or any adjournment thereof.


Please complete, sign and mail this proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.


Signature__________________   Signature__________________  Dated:_________, 1998

Note: Please date this proxy and sign exactly as your name appears on this proxy. If shares are not held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.